Exhibit 99


     Cathay General Bancorp Announces Record Earnings Increase of 78% to
             $23.2 Million, or $0.46 Per Share, in Third Quarter

    LOS ANGELES, Oct. 21 /PRNewswire-FirstCall/ -- Cathay General Bancorp (the "Company") (Nasdaq: CATY), the holding company for Cathay Bank (the "Bank"), today announced results for the third quarter of 2004. Share and per share numbers for all periods presented reflect a two-for-one stock split that became effective on September 28, 2004.


    STRONG FINANCIAL PERFORMANCE

                               Third quarter 2004      Third quarter 2003

    Net income                      $23.2 million            $13.0 million
    Basic earnings per share                $0.47                    $0.36
    Diluted earnings per share              $0.46                    $0.36
    Return on average assets                1.60%                    1.66%
    Return on average
     stockholders' equity                  14.08%                   16.55%
    Efficiency ratio                       36.85%                   34.42%


    THIRD QUARTER 2004 HIGHLIGHTS

     * Third quarter earnings increased $10.2 million, or 78%, compared to the same quarter a year ago.

     * Fully diluted earnings per share reached $0.46 and increased 28% compared to the same quarter a year ago.

     * Gross loans increased by $106.9 million, or 3%, primarily in commercial mortgage loans, from June 30, 2004.

     *  Deposits increased by $33.1 million, or 1% from June 30, 2004.

     * Return on average stockholders' equity was 14.08% and return on average assets was 1.60% for the quarter ended September 30, 2004.

     * Nonaccrual loans decreased $8.5 million from $26.7 million at June 30, 2004, to $18.2 million at September 30, 2004.

     *  Efficiency ratio of 36.85% for the third quarter of 2004.

     * The Board of Directors approved a two-for-one stock split of the Company's common stock, in the form of a 100% stock dividend and on October 1 approved a 29% increase in the quarterly cash dividend from $.07 to $.09 a share to be paid on October 22, 2004.

     "The third quarter net income was another record and demonstrates the benefits of the integration of General Bank and Cathay Bank. Continued strong organic loan growth (achieved in spite of higher than normal loan prepayments), an improved net interest margin, net credit recoveries, and a decrease in noninterest expense from the second quarter of 2004 were the main factors that contributed to the record results. We are gratified to see continuing performance improvement in sequential quarters, affirming that our integration efforts have been largely successful," commented Dunson Cheng, Chairman of the Board and President of the Company.

    "We continue to be pleased by the level of retention of customers and key officers from General Bank. Looking forward, by early 2005, we expect to open a second branch in New York Chinatown and to relocate our Boston main office to a new location to better serve our growing customer base," said Peter Wu, Executive Vice Chairman and Chief Operating Officer.

    "We were pleased that the profitability performance of the Company and its strong stock price allowed the Board to split our stock two-for-one in September and to increase the dividend by 29% in October. We are optimistic that 2004 should be another record year for Cathay General Bancorp," concluded Dunson Cheng.

    INCOME STATEMENT REVIEW

    As of the close of business on October 20, 2003, the Company completed its merger with GBC Bancorp. The results of GBC Bancorp's operations have been included in the Company's consolidated financial statements since October 20, 2003. The return on assets and return on equity after the merger with GBC Bancorp are lower than in previous periods, due primarily to the increases in assets and stockholders' equity as a result of the merger.

    Net interest income before provision for loan losses
    Our net interest income before provision for loan losses increased to $54.8 million during the third quarter of 2004, or 98.9% higher than the $27.6 million during the same quarter a year ago. The increase was due primarily to the merger with GBC Bancorp and strong growth in loans.

    The net interest margin, on a fully taxable-equivalent basis, increased 11 basis points from 4.02% during the second quarter 2004 to 4.13% for the third quarter 2004. The net interest margin increased from 3.80% in the third quarter of 2003 to 4.13% in the third quarter of 2004, primarily as a result of increases in the prime rate, higher yields on investment securities, and interest collected from payoffs of several nonaccrual loans.

    For the third quarter of 2004, the interest rate earned on our average interest-earning assets was 5.25% on a fully taxable-equivalent basis, and our cost of funds on average interest-bearing liabilities equaled 1.37%. In comparison, for the third quarter of 2003, the interest rate earned on our average interest-earning assets was 5.02% and our cost of funds on average interest-bearing liabilities equaled 1.47%.

    Provision for loan losses

    The provision for loan losses was zero for both the second and third quarters of 2004 compared to $1.7 million for the third quarter of 2003. The provision for loan losses represents the charge against current earnings that is determined by management, through a credit review process, as the amount needed to maintain an allowance for loan losses that management believes should be sufficient to absorb loan losses inherent in the Company's loan portfolio. Total chargeoffs and recoveries for the third quarter of 2004 were $2.4 million and $2.5 million, respectively, compared to total chargeoffs and recoveries of $15,000 and $61,000, respectively, for the third quarter of 2003. Total net recoveries for the nine months in 2004 were $233,000 compared to net charge-offs of $124,000 for the nine months in 2003.

    Non-interest income

    Non-interest income, which includes revenues from service charges on deposit accounts, letters of credit commissions, securities gains (losses), gains (losses) from loan sales, wire transfer fees, and other sources of fee income, was $4.7 million for the third quarters of both 2004 and 2003.

    For the third quarter of 2004, the Company recorded net securities losses of $0.3 million compared to $1.7 million of net gains for the same quarter in 2003.

    Letters of credit commissions increased $579,000, or 106.8%, from $542,000 in the third quarter of 2003 to $1.1 million in the third quarter of 2004. Comparing the third quarter of 2004 to the third quarter of 2003, depository service fees increased $542,000, or 39.1% and other operating income increased $822,000, or 73.6%. These increases were due primarily to the merger with GBC Bancorp.

    Non-interest expense

    Non-interest expense increased $10.8 million to $22.0 million in the third quarter of 2004 primarily due to the merger with GBC Bancorp. The efficiency ratio was 36.85% for the third quarter 2004 compared to 34.42% in the year ago quarter. Salaries and employee benefits increased $6.0 million or 91.8% from $6.5 million in the third quarter of 2003 to $12.5 million in the third quarter of 2004 due to the merger with GBC Bancorp and a $798,000 increase in compensation expense due to the amortization of compensation expense associated with stock options granted after the third quarter of 2003. Occupancy expense increased by $1.0 million or 92.1%, from $1.1 million in the third quarter of 2003 to $2.1 million in the third quarter of 2004, due primarily to the merger with GBC Bancorp. Computer and equipment expense increased $646,000 or 84.3% from $766,000 in the third quarter of 2003 to $1.4 million in the third quarter of 2004 due to the merger with GBC Bancorp. Professional services expense increased $822,000 or 91.2% from $901,000 in the third quarter of 2003 to $1.7 million in the third quarter of 2004 due to higher legal, consulting, and other professional expenses primarily as a result of the merger with GBC Bancorp. Amortization of core deposit intangibles increased by $1.3 million due to the merger with GBC Bancorp. Other operating expenses increased $690,000 or 109.5% due to the merger with GBC Bancorp.

    Income taxes

    The effective tax rates for the third quarter of 2004 and 2003 were 38.3% and 33.3%, respectively, compared to 36.7% for the full year 2003. The effective tax rate for the third quarter of 2004 of 38.3% increased from the full year 2003 effective tax rate of 36.7% because the tax benefit from the Company's investments in affordable housing and other tax-exempt investments comprises a smaller percentage of pretax income in 2004 compared to 2003. Quarterly comparisons with the first three quarters of 2003 are impacted by the real estate investment trust ("REIT") state tax benefits which reduced income tax expense in the first three quarters of 2003, and increased income tax expense in the fourth quarter of 2003, when the previously recorded benefit was reversed.

    As previously disclosed, on December 31, 2003, the California Franchise Tax Board (FTB) announced its intent to list certain transactions that in its view constitute potentially abusive tax shelters. Included in the transactions subject to this listing were transactions utilizing regulated investment companies (RICs) and real estate investment trusts (REITs). As part of the notification indicating the listed transactions, the FTB also indicated its position that it intends to disallow tax benefits associated with these transactions. While the Company continues to believe that the tax benefits recorded in three prior years with respect to its regulated investment company were appropriate and fully defensible under California law, the Company has deemed it prudent to participate in Voluntary Compliance Initiative - Option 2, requiring payment of all California taxes and interest on these disputed 2000 through 2002 tax benefits, and permitting the Company to claim a refund for these years while avoiding certain potential penalties. The Company retains potential exposure for assertion of an accuracy-related penalty should the FTB prevail in its position in addition to the risk of not being successful in its refund claims. As of September 30, 2004, the Company reflected a $12.3 million net state tax receivable for the years 2000, 2001, and 2002 after giving effect to reserves for loss contingencies on the refund claims, or an equivalent of $8.0 million after giving effect to Federal tax benefits. Although the Company believes its tax deductions related to the regulated investment company were appropriate and fully defensible, there can be no assurance of the outcome of its refund claims, and an adverse outcome on the refund claims could result in a loss of all or a portion of the $8.0 million net state tax receivable after giving effect to Federal tax benefits.

    BALANCE SHEET REVIEW

    Total assets increased by $351.1 million to $5.9 billion at September 30, 2004, up 6.3% from year-end 2003 of $5.5 billion. The increase in total assets was due primarily to increases in loans and investment securities.

    The increase in gross loans to $3.6 billion as of September 30, 2004, from $3.3 billion as of December 31, 2003, represents growth of $333.2 million, or 10.1%, due primarily to increases in commercial mortgage loans. The growth in gross loans during the third quarter was $106.9 million or 3.0%.


    The changes in the loan composition from year-end 2003 are presented below:

    (Dollar in thousands)  September 30, 2004  December 31, 2003  % Change
    Loans
    Commercial                       $941,283           $956,382        (2)
    Residential
     mortgage                         315,170            262,954        20
    Commercial
     mortgage                       2,071,294          1,715,434        21
    Real estate
     construction                     298,948            359,339       (17)
    Installment                         9,404             11,452       (18)
    Other                               3,530                860       310

    Gross loans and
     leases                        $3,639,629         $3,306,421        10

    Allowance for
     loan losses                      (66,041)           (65,808)        0
    Unamortized
     deferred
     loan fees                        (11,284)           (10,862)        4

       Total loans and
        leases, net                $3,562,304         $3,229,751        10


    The increase in total assets from year-end 2003 was funded primarily by the increase in wholesale borrowings and time deposits of $100,000 or more. Total deposits increased $113.3 million or 2.6% from December 31, 2003, and $33.1 million or 0.7% from June 30, 2004. The changes in the deposit composition from year-end 2003 are presented below:

    (Dollars in thousands) September 30, 2004  December 31, 2003  % Change
    Deposits
    Non-interest-
     bearing deposits                $660,909           $633,556         4
    Interest-bearing
     checking deposits                878,738            937,317        (6)
    Savings deposits                  428,660            425,076         1
    Time deposits
     under $100                       536,387            559,305        (4)
    Time deposits
     of $100 or more                2,036,641          1,872,827         9
       Total deposits              $4,541,335         $4,428,081         3


    Advances from the Federal Home Loan Bank increased $170.8 million to $429.1 million at September 30, 2004, compared to $258.3 million at December 31, 2003.

    ASSET QUALITY REVIEW

    Non-performing assets to gross loans plus other real estate owned decreased to 0.80% at September 30, 2004 from 1.19% at December 31, 2003, but increased from 0.24% at September 30, 2003. More than two-thirds of the $11.0 million in loans past due 90 days or more and still accruing interest are secured by real estate. Total non-performing assets decreased to $29.2 million at September 30, 2004, compared with $39.3 million at December 31, 2003, but increased from $4.9 million at September 30, 2003 before the merger with GBC Bancorp. The allowance for loan losses amounted to $66.0 million at September 30, 2004, and represented the amount that the Company believes should be sufficient to absorb loan losses inherent in the Company's loan portfolio. The allowance for loan losses represented 1.81% of period-end gross loans and 226% of non-performing loans at September 30, 2004. The comparable ratios were 1.99% of gross loans and 169% of non-performing loans at December 31, 2003. The changes to the Company's asset quality are highlighted below:


    (In thousands)         September 30, 2004  December 31, 2003  % Change
    Non-performing assets
    Accruing loans
     past due 90 days
     or more                          $11,042             $5,916        87
    Non-accrual loans                  18,204             32,959       (45)
       Total non-performing
        loans                          29,246             38,875       (25)

    Other real estate
     owned                                 --                400      (100)
       Total non-performing
        assets                        $29,246            $39,275       (26)
    Troubled debt
     restructurings                    $1,010             $5,808       (83)


    The following table presents the types of non-accrual loans as of the dates indicated:

    (In thousands)     September 30, 2004   December 31, 2003   Net change

    Type of
     Non-accrual Loans
    Construction                   $3,279              $1,458       $1,821
    Single/ multi-family
     Residence                        152                 799         (647)
    Commercial real estate          4,015               5,404       (1,389)
    Commercial and
     industrial                    10,753              25,281      (14,528)
    Other loans                         5                  17          (12)

       Total                      $18,204             $32,959     $(14,755)


    CAPITAL ADEQUACY REVIEW

    The Tier 1 risk-based capital ratio of 10.41%, total risk-based capital ratio of 11.66%, and Tier 1 leverage capital ratio of 8.38%, continued to place the Company in the "well capitalized" category, which is defined as institutions with a total risk-based capital ratio equal to or greater than ten percent, a Tier 1 risk-based capital ratio equal to or greater than six percent and a Tier 1 leverage capital ratio equal to or greater than five percent. At September 30, 2003, the Company's Tier 1 risk-based capital ratio was 13.63%, the total risk-based capital ratio was 14.81%, and Tier 1 leverage capital ratio was 11.00%.

    YEAR-TO-DATE REVIEW

    Net income was $65.2 million or $1.30 per diluted share for the nine months ended September 30, 2004, an increase of 68.1% in net income over the $38.8 million or $1.07 per diluted share for the same period a year ago. The net interest margin for the nine months ended September 30, 2004, increased 13 basis points to 4.07% compared to 3.94% in the same period a year ago.

    Return on average stockholders' equity was 13.56% and return on average assets was 1.53% for the nine months of 2004, compared to a return on average stockholders' equity of 17.10% and a return on average assets of 1.75% for the nine months ended September 30, 2003. The efficiency ratio for the nine months ended September 30, 2004 was 39.08% compared to 35.20% during the same period a year ago.

    STOCK SPLIT AND INCREASE IN DIVIDEND

    On August 19, 2004, the Company's Board of Directors approved a two-for-one stock split of the Company's common stock, in the form of a 100% stock dividend, paid on September 28, 2004 to stockholders of record on September 13, 2004. On October 1, 2004, the Company's Board of Directors approved a 29% increase in the common stock dividend to $0.09 per share payable on October 22, 2004. Share and per share numbers for all periods presented reflect the two-for-one stock split that became effective on September 28, 2004.

    ABOUT CATHAY GENERAL BANCORP

    Cathay General Bancorp is the one-bank holding company for Cathay Bank, a California state-chartered bank. Founded in 1962, Cathay Bank offers a wide range of financial services. Cathay Bank currently operates 29 branches in California, three branches in New York State, two branches in Massachusetts, one in Houston, Texas, one in Washington State, and representative offices in Hong Kong and Shanghai, China. In addition, the Bank's subsidiaries, Cathay Investment Company and GBC Investment & Consulting Company, Inc., both maintain an office in Taipei. As part of its post-merger integration plans to efficiently serve its customers, Cathay Bank closed three additional branches in Southern California on October 15, 2004 and consolidated their operations with nearby branches. Cathay Bank's website is found at http://www.cathaybank.com/.

    FORWARD-LOOKING STATEMENTS AND OTHER NOTICES

    Statements made in this press release, other than statements of historical fact, are forward-looking statements within the meaning of the applicable provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include, but are not limited to, such words as "believes," "expects," "anticipates," "intends," "plans," "estimates," "may," "will," "should," "could," "predicts," "potential," "continue," or the negative of such terms and other comparable terminology or similar expressions. Forward-looking statements are not guarantees. They involve known and unknown risks, uncertainties, and other factors that may cause the actual results, performance, or achievements, of Cathay General Bancorp to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such risks and uncertainties and other factors include, but are not limited to, adverse developments or conditions related to or arising from: the Company's ability to integrate its operations after its recent merger with GBC Bancorp and realize the benefits of that merger, demographic changes, fluctuations in interest rates, inflation, competition, war and terrorism, general economic or business conditions in California and other regions where Cathay Bank has operations, such as the impact of the California budget deficit, changes in business strategy, including the formation of a real estate investment trust
(REIT) and the deregistration of its registered investment company (RIC), and legislative and regulatory developments, particularly the potential effects of recently enacted California tax legislation and the subsequent Franchise Tax Board announcement on December 31, 2003, regarding the taxation of REITs and RICs. These and other factors are further described in Cathay General Bancorp's Annual Report on Form 10-K for the year ended December 31, 2003, its reports and registration statements filed (including those filed by GBC Bancorp prior to the merger) with the Securities and Exchange Commission ("SEC") and other filings it makes in the future with the SEC from time to time. Cathay General Bancorp has no intention and undertakes no obligation to update any forward-looking statements or to publicly announce the results of any revision of any forward-looking statement to reflect future developments or events.

    Cathay General Bancorp's filings with the SEC are available to the public from commercial document retrieval services and at the website maintained by the SEC at http://www.sec.gov, or by request directed to Cathay General Bancorp, 777 N. Broadway, Los Angeles, CA 90012, Attention: Investor Relations
(213) 625-4749.



                            CATHAY GENERAL BANCORP
                      CONSOLIDATED FINANCIAL HIGHLIGHTS
                                 (Unaudited)

                              Three months ended       Nine months ended
    (Dollars in                 September 30,            September 30,
     thousands,
     except per         2004      2003   %Change   2004     2003   %Change
     share data)

    FINANCIAL PERFORMANCE
    Net interest
     income
     before
     provision
     for loan
     losses            $54,846    $27,571     99  $158,112   $81,221    95
      Provision
       for loan
       losses               --      1,650   (100)       --     4,950  (100)
        Net interest
         income
         after
         provision
         for loan
         losses         54,846     25,921    112   158,112    76,271   107
       Non-interest
        income           4,730      4,734     (0)   15,681    16,386    (4)
       Non-interest
        expense         21,952     11,118     97    67,911    34,361    98
       Income before
        income tax
        expense         37,624     19,537     93   105,882    58,296    82
       Income tax
        expense         14,426      6,507    122    40,637    19,487   109
       Net income      $23,198    $13,030     78   $65,245   $38,809    68

       Net income
        per common
        share:
         Basic           $0.47      $0.36     31     $1.31    $ 1.08    21
         Diluted         $0.46      $0.36     28     $1.30    $ 1.07    21

    Cash dividends
     paid per
     common share        $0.07      $0.14    (50)    $0.21    $ 0.28   (25)


    SELECTED RATIOS
     Return on average
      assets             1.60%      1.66%     (4)    1.53%     1.75%   (13)
     Return on average
      stockholders'
      equity            14.08%     16.55%    (15)   13.56%    17.10%   (21)
     Efficiency ratio   36.85%     34.42%      7    39.08%    35.20%    11
     Dividend payout
      ratio             15.02%     38.89%    (61)   16.00%    26.00%   (38)


    YIELD ANALYSIS (Fully taxable equivalent)
     Total
      interest-earning
      assets             5.25%      5.02%      5     5.14%     5.24%    (2)
     Total
      interest-bearing
      liabilities        1.37%      1.47%     (7)    1.30%     1.57%   (17)
     Net interest
      spread             3.88%      3.55%      9     3.84%     3.67%     5
     Net interest
      margin             4.13%      3.80%      9     4.07%     3.94%     3


    CAPITAL RATIOS       September 30,     December 31,     September 30,
                             2004             2003              2003
     Tier 1
      risk-based
      capital ratio          10.41%            9.95%             13.63%
     Total risk-based
      capital ratio          11.66%           11.21%             14.81%
     Tier 1 leverage
      capital ratio           8.38%            7.97%             11.00%



                            CATHAY GENERAL BANCORP
           CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                               (Unaudited)

    (In thousands,
     except share
     and per share
     data)              September 30, 2004   December 31, 2003    % change

    Assets
    Cash and due
     from banks               $104,377            $111,699            (7)
    Federal funds
     sold and
     securities
     purchased under
     agreements
     to resell                      --              82,000          (100)
    Cash and
     cash equivalents          104,377             193,699           (46)
    Investment
     securities
     (amortized cost
     of $1,787,245
     in 2004 and
     $1,692,780
     in 2003)                1,795,060           1,707,962             5
    Loans                    3,639,629           3,306,421            10
      Less:  Allowance
              for loan
              losses           (66,041)            (65,808)            0
             Unamortized
              deferred
              loan fees,
              net              (11,284)            (10,862)            4
             Loans, net      3,562,304           3,229,751            10
    Other real estate
     owned, net                     --                 400          (100)
    Affordable housing
     investments, net           41,887              32,977            27
    Premises and
     equipment, net             33,445              35,624            (6)
    Customers' liability
     on acceptances             17,496              11,731            49
    Accrued interest
     receivable                 19,997              21,553            (7)
    Goodwill                   241,014             241,728            (0)
    Other intangible
     assets, net                48,817              52,730            (7)
    Other assets                28,646              13,760           108

      Total assets          $5,893,043          $5,541,915             6

    Liabilities and Stockholders' Equity
    Deposits
      Non-interest-bearing
       demand deposits             $660,909        $633,556             4
      Interest-bearing
       deposits:
        NOW deposits                256,743         279,679            (8)
        Money market
         deposits                   621,995         657,638            (5)
        Savings deposits            428,660         425,076             1
        Time deposits
         under $100                 536,387         559,305            (4)
        Time deposits
         of $100 or more          2,036,641       1,872,827             9
        Total deposits            4,541,335       4,428,081             3

    Federal funds purchased
     and securities sold
     under agreement
     to repurchase                   77,500          82,500            (6)
    Advances from the
     Federal Home Loan Bank         429,077         258,313            66
    Other borrowings                 15,651          27,622           (43)
    Acceptances outstanding          17,496          11,731            49
    Junior subordinated
     notes                           53,901          53,856             0
    Other liabilities                80,735          60,516            33
      Total liabilities           5,215,695       4,922,619             6

      Total stockholders'
       equity                       677,348         619,296             9

      Total liabilities
       and stockholders'
       equity                    $5,893,043      $5,541,915             6

    Book value per share             $13.59          $12.48             9
    Number of shares
     outstanding                 49,848,804      49,608,182



                            CATHAY GENERAL BANCORP
     CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
                                 (Unaudited)

                             Three months ended         Nine months ended
    (In thousands,              September 30,              September 30,
     except share and
     per share data)        2004          2003         2004         2003

    INTEREST INCOME
    Interest on loans      $51,022      $27,562     $144,251      $81,532
    Interest on
     securities             18,775        8,959       55,454       26,506
    Interest on federal
     funds sold and
     securities
      Purchased under
       agreements to
       resell                   25           11          102          312
    Interest on
     deposits with
     banks                      37           21          102           35

    Total interest
     income                 69,859       36,553      199,909      108,385

    INTEREST EXPENSE
    Time deposits of
     $100 or more            8,230        4,712       22,855       14,944
    Other deposits           4,439        2,381       12,104        7,660
    Other borrowed funds     2,344        1,889        6,838        4,560

    Total interest expense  15,013        8,982       41,797       27,164

    Net interest income
     before provision
     for loan losses        54,846       27,571      158,112       81,221
    Provision for
     loan losses                --        1,650           --        4,950

    Net interest income
     after provision
     for loan losses        54,846       25,921      158,112       76,271

    NON-INTEREST INCOME
    Securities gains
     (losses), net            (257)       1,690          961        7,343
    Letters of credit
     commissions             1,121          542        3,218        1,536
    Depository
     service fees            1,927        1,385        5,759        4,190
    Other operating
     income                  1,939        1,117        5,743        3,317

    Total non-interest
     income                  4,730        4,734       15,681       16,386

    NON-INTEREST EXPENSE
    Salaries and employee
     benefits               12,541        6,537       37,879       20,261
    Occupancy expense        2,102        1,094        6,035        2,999
    Computer and
     equipment expense       1,412          766        5,262        2,418
    Professional services
     expense                 1,723          901        4,948        2,845
    FDIC and State
     assessments               245          145          778          402
    Marketing expense          568          392        1,833        1,241
    Other real estate
     owned expense              27           10          543          139
    Operations of
     affordable housing
     investments               681          596        2,076        1,824
    Amortization of
     core deposit
     intangibles             1,333           47        4,000          143
    Other operating
     expense                 1,320          630        4,557        2,089

    Total non-interest
     expense                21,952       11,118       67,911       34,361

    Income before
     income tax expense     37,624       19,537      105,882       58,296
    Income tax expense      14,426        6,507       40,637       19,487

    Net income              23,198       13,030       65,245       38,809

    Other comprehensive
     income (loss),
     net of tax             12,146       (4,639)      (4,640)         780

    Total comprehensive
     income                $35,344       $8,391      $60,605     $ 39,589

    Net income per
     common share:
      Basic                  $0.47       $ 0.36        $1.31        $1.08
      Diluted                $0.46       $ 0.36        $1.30        $1.07

    Cash dividends paid
     per common share        $0.07       $ 0.14        $0.21        $0.28
    Basic average
     common shares
     outstanding        49,829,314   36,067,164   49,754,594   36,035,810
    Diluted average
     common shares
     outstanding        50,476,343   36,446,996   50,327,490   36,330,670



                            CATHAY GENERAL BANCORP
        AVERAGE BALANCES - SELECTED CONSOLIDATED FINANCIAL INFORMATION
                                 (Unaudited)

    For the three months ended,
    (In thousands)             September 30,    September 30,      June 30,
                                   2004             2003             2004

    Interest-earning assets
    Federal funds sold and
     securities purchased
     under agreements
     to resell                      $8,810          $6,054         $16,462
    Investment securities        1,755,309         939,232       1,780,452
    Loans and leases             3,565,067       1,981,930       3,478,180
    Deposits with banks              4,866           2,285           5,900


      Total interest-earning
       assets                   $5,334,052      $2,929,501      $5,280,994

    Interest-bearing
     liabilities
    Interest-bearing
     checking deposits            $864,847        $347,964        $873,219
    Savings deposits               425,175         317,156         423,052
    Time deposits                2,570,964       1,494,803       2,465,099
      Total interest-bearing
       deposits                 $3,860,986      $2,159,923      $3,761,370
    Other borrowed funds           499,204         262,445         572,163
      Total interest-bearing
       liabilities               4,360,190       2,422,368       4,333,533

    Non-interest-bearing
     demand deposits               669,797         326,803         659,806

      Total deposits and
       other borrowed funds     $5,029,987      $2,749,171      $4,993,339

    Total average assets        $5,778,209      $3,108,858      $5,731,908
    Total average
     stockholders' equity         $655,309        $312,393        $641,866


                                   For the nine months ended,
    (In thousands)              September 30,    September 30,
                                    2004             2003

    Interest-earning
     assets
    Federal funds sold and
     securities purchased
     under agreements
     to resell                     $16,425         $35,218
    Investment securities        1,759,921         822,773
    Loans and leases             3,458,690       1,948,381
    Deposits with banks              5,280           1,299

       Total interest-earning
        assets                  $5,240,316      $2,807,671

    Interest-bearing
     liabilities
    Interest-bearing
     checking deposits            $889,317        $342,346
    Savings deposits               421,917         308,217
    Time deposits                2,489,704       1,466,330
       Total interest-bearing
        deposits                $3,800,938      $2,116,893
    Other borrowed funds           495,931         190,052
       Total interest-bearing
        liabilities              4,296,869       2,306,945

    Non-interest-bearing
     demand deposits               654,911         296,652

       Total deposits and
        other borrowed funds    $4,951,780      $2,603,597

    Total average assets        $5,681,833      $2,968,371
    Total average
     stockholders' equity         $642,531        $303,510



SOURCE  Cathay General Bancorp
     -0-                             10/21/2004
     /CONTACT: Heng W. Chen of Cathay General Bancorp, +1-213-625-4752/ /Web site: http://www.cathaybank.com /
     (CATY)

CO:  Cathay General Bancorp
ST:  California
IN:  FIN
SU:  ERN STS DIV